Exhibits 5 & 23.2

JACKSON KELLY PLLC
1099 18th Street
Denver, Colorado 80202

Telephone (303) 390-0003
Telecopier (303) 390-0177

October 6, 2008

Board of Directors
Natural Gas Services Group, Inc.
508 West Wall Street, Suite 550
Midland, Texas 79701

Re:           Natural Gas Services Group, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Natural Gas Services Group, Inc., a Colorado corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 45,000 shares of common stock (the “Common Stock”) of the Company which may be issued pursuant to a Non-Statutory Stock Option Agreement (the "Agreement").

This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991).  As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; and the resolutions adopted by the Board of Directors of the Company authorizing and approving the Agreement and preparation and filing of the Registration Statement.  In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

Based on the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Agreement have been duly authorized and upon delivery and payment therefore in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable, except as enforcement thereof may be limited by bankruptcy, insolvency, garnishment or other similar laws relating to or affecting the enforcement of creditors rights generally and by general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.

Very truly yours,
/s/ Jackson Kelly, PLLC
JACKSON KELLY, PLLC